Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 7, 2017 related to the consolidated financial statements and financial statement schedule of Five Point Holdings, LLC and subsidiaries as of and for the years ended December 31, 2016 and 2015, appearing in the Prospectus dated May 9, 2017 filed by Five Point Holdings, LLC in connection with Registration Statement No. 333-217213 on Form S-11.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 23, 2017